UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 12, 2016

ATVRockN

 (Exact name of registrant as specified in its charter)

Nevada	000-54739	27-4594495
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1420 London Road, Suite 100

Duluth, MN 55805

 (Address of Principal Executive Officers)

Registrant's telephone number, including area code:   (218) 728-8553

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01            Completion of Acquisition or Disposition of Assets

On February 12, 2016, ATVRockN completed the purchase of the assets and business of US Centrifuge Systems, LLC, an Indiana limited liability company (“US Centrifuge”). ATVRockN purchased these assets from Dilling Investment Group, LLC. The purchase price is $962,000, with the purchase agreement calling for $100,000 paid upon execution of the agreement, and the balance of $862,000 to be paid on or before May 1, 2016. ATVRockN obtained the initial $100,000 payment via an asset based loan guaranteed by Dr. Hal B. Heyer, MD., Chairman of ATVRockN’s board of directors.

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On February 12, 2016, Hal B. Heyer, MD resigned as Chief Executive Officer. Dr. Heyer will remain the Chairman of the Board of Directors.

On February 12, 2016, the board of directors appointed Tim Moody to serve as the Company’s Chief Executive Officer. Mr Moody’s business experience is as follows:

Mr. Moody is currently President, CEO and Managing Principal of Moody Capital Solutions, Inc. a boutique investment banking firm located in the metro Atlanta area registered with the SEC and a member of FINRA. The company specializes in raising capital for micro cap – small cap public companies and has successfully raised over 200 million dollars over the past 9 years. Mr. Moody has been a securities professional for 28 years and holds a series 7, 63, 79 and the general securities principals 24 and the municipal principals 53 licenses. Mr. Moody is also a managing partner in US Food Fund LLC, a hedge fund that specializes in providing disaster relief in the US and in certain foreign countries.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1. Purchase Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned Chairman hereunto duly authorized.

Date: February 16, 2016	ATVRockN

/s/ Tim Moody
Tim Moody Chief Executive Officer